Exhibit 5.1
LAURA A. BEREZIN
(650) 843-5128
berezinla@cooley.com
December 21, 2007
VaxGen, Inc.
349 Oyster Point Blvd.
South San Francisco, CA 94080
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by VaxGen, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, relating to up to 32,282,067 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which are to be issued by the Company in connection with the merger of TLW Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, with and into Raven biotechnologies, inc., a Delaware corporation, which will then merge with an into TLW, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger dated as of November 12, 2007 (the “Merger Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended, the Merger Agreement and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
Our opinion is conditioned on approval by the stockholders of the Company, and acceptance for filing by the Secretary of State of the State of Delaware, of an amendment to the Company’s Certificate of Incorporation, as proposed in the Proxy Statement for the Company’s Annual Meeting of Stockholders to be held on December 27, 2007, of a reverse split of the outstanding shares of the Company’s common stock, whereby, at the discretion of the Board of Directors of the Company, each outstanding 4, 5 or 6 shares would be combined, converted and changed into one share of Common Stock, and that such a reverse stock split is effected prior to issuance of the Shares.
On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued, will be validly issued and will be fully paid and nonassessable.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

VaxGen, Inc.
Page Two
We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP

By:	/s/ Laura A. Berezin Laura A. Berezin
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM